UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

FARMER BROS. CO.
(Name of Registrant as Specified in its Charter)
JEANNE FARMER GROSSMAN
Jeanne Grossman Living Trust
1964 Jeanne Ann Farmer Grossman Trust
1969 Jeanne Ann Farmer Grossman Trust
1972 Jeanne Ann Farmer Grossman Trust
1987 Roy F Farmer Trust II
1988 Roy F Farmer Trust II
1988 Roy F Farmer Trust III
1990 Brynn Elizabeth Grossman Trust
1992 Brynn Elizabeth Grossman Trust
Thomas William Mortensen
Jonathan Michael Waite
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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CONCERNED STOCKHOLDERS URGE FARMER BROS. STOCKHOLDERS TO BRING RENEWED PERSPECTIVE TO THE BOARD AND REINTRODUCE FARMERS’ PROVEN
CLIENT- & EMPLOYEE-DRIVEN CULTURE
Over Past Three Years Company’s Shares Have Lost 59% of Value, Compared to 45% Rise in S&P 500
Absence of Diversity of Experience on the Board Has Impeded Alternatives and Allowed Management To Make Disastrous Choices
Significant Management Turnover, Including Three CEOs Since May, Continues to Hobble Company
LOS ANGELES, California, November 14, 2019 - Jeanne Farmer Grossman (individually and as the sole trustee of certain trusts), Thomas William Mortensen, and Jonathan Michael Waite (collectively, the “Concerned Stockholders”), who together beneficially own approximately 4.9% of the outstanding common stock of Farmer Bros. Co. (“Farmer Bros.” or the “Company”), today issued an open letter to stockholders of Farmer Bros. Co. urging them to vote the GOLD proxy card to bring needed change and experience to the Farmer Bros. Board. The full text follows.
November 14, 2019
Dear Fellow Farmer Bros Co. Stockholders,
I am writing you on behalf of a group of concerned Farmer Bros. stockholders. Together we own 4.9% of the Company’s shares. Like you, our investment has suffered as a result of poor decisions, inept management, questionable governance and a complete lack of support for the culture and client-focused strategy that made Farmer Bros. a success.
The reality is that this Board has pursued short-sighted tactics and financial engineering, seemingly designed to boost quarterly results (albeit unsuccessfully) and to enrich management and insiders at the expense of stockholders and employees.
STOCK PRICE COLLAPSE
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Over the past three years the Company’s shares have lost 59% of their value compared to a 45% rise in the S&P 500.

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Over the last five years the stock has fallen by 54% while the S&P 500 is up 52%.

LACK OF VISION
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An absence of diversity of experience on the Board has impeded alternatives and has allowed management to make disastrous choices.

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Despite the financial evidence that many mistakes have been made, the Board does not understand what it actually takes to turn the now-flailing Company around to profitability.

MANAGEMENT TURNOVER
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Since May 2019, the company has had 3 CEOs and the Senior Vice President and General Manager, Chief Legal Counsel and Chief Operating Officer have resigned.

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Since 2017, 2 CFOs have left the company and the Company is currently operating without one.

It is critical that at the upcoming Annual Meeting, stockholders make their voices heard by electing two new directors, Tom Mortensen and Jonathan Waite, who understand Farmer Bros. and know how to make it successful again. Once elected, they will work with the Board and new CEO Deverl Maserang to begin the process of returning Farmer Bros. to the values and principles upon which it was built.
ELECT NEW DIRECTORS!
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We have nominated Tom Mortensen and Jonathan Waite, two new director candidates who are deeply familiar with Farmer Bros., its core values and its business.

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Tom and Jonathan have seen the Company succeed in the past and can effectively oversee and support our new CEO as he executes a turn-around plan.

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In addition to Tom and Jonathan, we are supporting new CEO Deverl Maserang’s election as a director.

VOTE FOR OUR EXPERIENCED DIRECTORS TO TURN-AROUND FARMER BROS AND CREATE VALUE
We urge you to vote using only your GOLD PROXY today.
Your support is extremely important. If you have any questions, please call our proxy solicitor Okapi Partners toll-free at (877) 274-8654 or email info@okapipartners.com.
Please wait until you receive and review the Concerned Stockholders’ proxy materials and GOLD proxy card before you cast your vote in connection with the Annual Meeting.
Sincerely,
Jeanne Farmer Grossman
IMPORTANT
If your shares are held in street name, your bank or broker can vote your shares only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them that you only wish to vote the GOLD proxy card.
If you have any questions or need further assistance, please contact Okapi Partners at (877) 274-8654 or by e-mail at info@okapipartners.com.
INVESTOR CONTACT:
Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
+1 877-796-5274
info@okapipartners.com
MEDIA CONTACT:
Dan Gagnier / Jeffrey Mathews
Gagnier Communications
+1 646-569-5897
farmerbros@gagnierfc.com
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
The Concerned Stockholders have filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its nominees at the 2019 Annual Meeting of Stockholders of Farmer Bros. Co.
THE CONCERNED STOCKHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THEIR PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, THE CONCERNED STOCKHOLDERS WILL PROVIDE COPIES OF THEIR PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE CONCERNED STOCKHOLDERS’ PROXY SOLICITOR, OKAPI PARTNERS, AT ITS TOLL-FREE NUMBER: (877) 274-8654 OR AT INFO@OKAPIPARTNERS.COM.
The participants in the proxy solicitation are: Jeanne Farmer Grossman, the Jeanne Grossman Living Trust, the 1964 Jeanne Ann Farmer Grossman Trust, the 1969 Jeanne Ann Farmer Grossman Trust, the 1972 Jeanne Ann Farmer Grossman Trust, the 1987 Roy F Farmer Trust II, the 1988 Roy F Farmer Trust II, the 1988 Roy F Farmer Trust III, the 1990 Brynn Elizabeth Grossman Trust, and the 1992 Brynn Elizabeth Grossman Trust, Thomas William Mortensen, and Jonathan Michael Waite.